Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2006, on the financial statements included in the Annual Report on Form 10-K for the year ending December 31, 2005 of Refac Optical Group (formerly Refac) and the Current Report on Form 8-K dated December 20, 2006, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/S/ GRANT THORNTON LLP

New York, New York
December 20, 2006